                                                                       Exhibit 5
February 25, 1999

Unisource Worldwide, Inc.
1100 Cassatt Road
Berwyn, Pennsylvania 19312


Re: Unisource Worldwide, Inc. Registration Statement on Form S-8
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Ladies and Gentlemen:

We have acted as counsel to Unisource Worldwide, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 10,000,000 shares of the Company's common stock, $0.001 par value per share (the "Shares"), under the Company's Retirement Savings Plan (the "Plan"). We have examined copies of the Plan, the Company's restated certificate of incorporation and such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination we have assumed the genuineness of documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that the Shares, when allocated to participants in accordance with the terms of the Plan, will represent validly issued, fully paid and nonassessable shares of common stock of the Company.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

Unisource Worldwide, Inc.
Page 2

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Morgan, Lewis & Bockius LLP